Exhibit 24(b)(10) – Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 70 to the Registration Statement (Form N-4, No. 033-75962) of Variable Annuity Account C of Voya Retirement Insurance and Annuity Company, and to the use  therein of our reports dated  (a) March 14, 2019, with respect to the consolidated financial statements of Voya Retirement Insurance and Annuity Company and (b) April 3, 2019, with respect to the financial statements of Variable Annuity Account C of Voya Retirement Insurance and Annuity Company.

/s/ Ernst & Young LLP

Boston, Massachusetts April 10, 2019